As filed with the Securities and Exchange Commission on August 23, 1996
                                                      Registration No. 333-_____
- --------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                    -------------

                                       FORM S-3

                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                                    -------------

                                MONTEREY PASTA COMPANY
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    -------------

    DELAWARE                         2096                       77-0227341
(STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
JURISDICTION OF            CLASSIFICATION NUMBER)           IDENTIFICATION NO.)
INCORPORATION OR
 ORGANIZATION)

                           353 SACRAMENTO STREET, SUITE 500
                               SAN FRANCISCO, CA 94111
                                    (415) 397-7782

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                    -------------

                                     CAROLYN MAR
                      VICE PRESIDENT-LEGAL AFFAIRS AND SECRETARY
                                MONTEREY PASTA COMPANY
                           353 SACRAMENTO STREET, SUITE 500
                               SAN FRANCISCO, CA 94111
                                    (415) 397-7782

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                OF AGENT FOR SERVICE)

                                  Copies to:
  JAMES E. TOPINKA, ESQ.                              CAROLYN MAR
   Graham & James LLP                Vice President-Legal Affairs and Secretary
One Maritime Plaza, Suite 300                    Monterey Pasta Company
 San Francisco, CA  94111                   353 Sacramento Street, Suite 500
                                                 San Francisco, CA  94111
                                    -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE   PROPOSED MAXIMUM           PROPOSED MAXIMUM            AMOUNT OF REGISTRATION
TO BE REGISTERED                       REGISTERED     OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE    FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value
 per share)                            2,622,073(1)             $5.50(2)             $14,421,401.50(3)           $4,972.90


(1) Includes all of the shares of Common Stock that may be offered from time to time by the Selling Stockholders.
(2) Estimated solely for the purpose of computing the registration fee calculated pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock of Monterey Pasta Company as reported on the Nasdaq National Market on August 20, 1996.
(3) This registration statement covers an additional indeterminate number of shares of Common Stock which may be issued in accordance with Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                   2,622,073 SHARES

                                MONTEREY PASTA COMPANY
                    ---------------------------------------------
                                     COMMON STOCK
                    ---------------------------------------------

    Of the 2,622,073 shares of common stock of Monterey Pasta Company ("Monterey Pasta" or the "Company") being offered hereby (the "Shares"), 916,000 shares were issued in April and May 1996, 5,323 shares were issued in June 1996, 400,750 shares may be issued upon exercise of warrants issued in July 1996, 1,100,000 shares may be issued upon conversion of the Company's Series A Convertible Preferred Stock issued in August 1996 and 200,000 shares may be issued upon conversion of the Company's Series B Convertible Preferred Stock issued in August 1996 (the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are collectively referred to herein as the "Preferred Stock"). All of such Shares may be sold from time to time by or on behalf of shareholders of the Company (the "Selling Stockholders") described in this Prospectus under "Selling Stockholders". The Selling Stockholders acquired the common stock and the Preferred Stock from the Company in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company is obligated to register under the Securities Act the Shares issuable upon conversion of the Preferred Stock and to use its best efforts to cause this Registration Statement covering the Shares to be declared effective and to remain effective for up to thirty (30) months following the effective date of this Registration Statement. The holders of the Shares issued in April, May, June, and July 1996 have the right to participate in such registration.

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

    The Company has been advised by the Selling Stockholders that they may sell all or a portion of the Shares in the Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification and contribution arrangements. See "Plan of Distribution."

    The Company will bear the cost of preparing and printing the Registration Statement, the Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws. The Selling Stockholders will pay all other expenses related to the distribution of the Shares.

                THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE
             SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE
            OF THIS PROSPECTUS.  BROKERS OR DEALERS EFFECTING TRANSACTIONS
             IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES
          UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS
          OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

    The Company's common stock is listed on the National Market of the National Association of Securities Dealers, Inc. (the "NASD") and is traded under the symbol "PSTA". On August 20, 1996, the last sales price of the Company's common stock as reported on the NASD Automatic Quotation System was $5.625.
                    ---------------------------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.
                    ---------------------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                        UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is August   , 1996.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") may be obtained through the Commission's website at http://www.sec.gov. Reports, proxy and information statements and other information concerning the Company may be inspected at, and also be obtained at, the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A for the year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (4) the Company's Current Reports on Form 8-K, filed on February 9, 1996, May 3, 1996 and May 28, 1996; and (5) the description of the Company's common stock contained in the Company's Registration Statements on Forms 8-A, as filed with the Commission on October 8, 1993 and May 28, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus). Requests for such documents should be directed to Monterey Pasta Company at 353 Sacramento Street, Suite 500, San Francisco, California, CA 94111, Attn: Secretary (telephone: (415) 397-7782).


                                       GENERAL

    The following discussion should be read in conjunction with the financial statements and related notes and other information, reports and documents incorporated by reference included in this Prospectus. Other than the historical facts contained herein, this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. For a discussion of such risks and uncertainties, please see the Company's Annual and Quarterly Reports incorporated by reference herein.


                                          2.

    In addition to the risks and uncertainties discussed in such reports and discussed below, the following factors should be considered. As the Company has continued to expand its retail distribution, it has expended substantial resources on slotting allowances and other incentives in order to attract new customers. There can be no assurance that such expenditures will generate sufficient revenues to cover costs or that such new customers will be retained. New markets increase the risk of significant product returns resulting from slower selling product than expected. In addition, grocery and club store chains continually re-evaluate the products carried in their stores and no assurance can be given that the chains currently offering the Company's products will continue to do so in the future. Should these channels choose to reduce or eliminate products, the Company could experience a significant reduction in product sales. The Company also adjusts its manufacturing schedules in accordance with sales forecasts with the result that it may incur additional fixed manufacturing expenses in anticipation of sales increases. In the event that such sales increases are not achieved or such forecasts prove to be inaccurate, such increased manufacturing expenses would negatively affect the Company's profitability. The Company's business continues to be dominated by several very large competitors which have significantly greater resources than the Company; such competitors can outspend the Company and negatively affect the Company's market share and results of operations. The Company also continues to be dependent on common carriers to distribute its products. Any disruption in the Company's distribution system or increase in the costs thereof could have a material adverse impact on the Company's business.


                                     THE COMPANY

    The Company produces and markets premium quality refrigerated and frozen pasta and pasta sauces. The Company seeks to build national brand recognition and customer loyalty by employing targeted marketing and advertising programs that focus on developing complementary channels of distribution and multiple points of sale for the Company's products. The Company markets and sells its products through grocery and club stores, national food service distributors/contract feeders and nontraditional venues such as sports coliseums and universities.

    The Company sells its pasta and pasta sauces through leading grocery store chains, including A & P, Albertsons, Cala/Bell, Giant Foods, Hannaford Bros., Harris-Teeter Super, Kroger, Nob Hill, Pathmark, Petrini's, QFC, Safeway, Smitty's, Stop & Shop, Vons and Winn-Dixie, and club store chains such as Price/Costco and BJs. As of June 30, 1996, more than 6,000 grocery and club stores offered the Company's products.

    The Company currently offers over 30 unique and delicious varieties of pasta and sauce products that are produced using the Company's proprietary recipes, including refrigerated cut pasta, ravioli, tortelloni, tortellini and pasta sauces. The Company believes its pasta products appeal to value-conscious consumers who are seeking excellent quality and convenience.

    As part of the Company's efforts to build national brand recognition and loyalty, the Company has introduced new product labels and promotional materials. The Company has also continued its capital investment program at its Monterey County manufacturing facility. The expenditures include the completion of a new production line to increase manufacturing capacity.

    Subsequent to the year ended December 31, 1995, the Company decided to discontinue the business of its restaurant and franchise subsidiaries. In 1995, the Company wrote off its entire investment in its restaurant and franchise subsidiaries and reclassified these subsidiaries as discontinued operations. On April 19, 1996, the Company closed the sale of its restaurant subsidiary pursuant to a Stock Purchase Agreement between itself and Upscale Acquisitions, Inc., a California corporation ("Upscale"), dated as of April 1, 1996 (the "Agreement"). The purchase price of the shares was $1,000 in cash and a note executed by Upscale in the principal amount of $2,500,000 (the "Note"). Mr. Lance H. Mortensen is the sole shareholder, Chief Executive Officer, President and a director of Upscale. Mr. Mortensen is also a director of the Company and a former Chairman of the Board, Chief Executive Officer and President of the Company. The Company has elected to use the "cost recovery method" to account for the transaction, which defers recognition of income until payments are received. The Agreement also provided for advances by the Company to be added to the principal amount of the Note. Advances totaling $300,000 have been added to the Note during the quarter ended June 30, 1996. These advances are not accounted for using the "cost recovery method." While most discontinued operational issues have been resolved, some issues are not expected to be fully settled until year-end, and therefore the Company continues to carry a net liability of $680,000 for discontinued operations.

    As noted below, there can be no assurance that these changes and the sale to Upscale will lead to improved operating results for the Company.

    The Company's executive offices are located at 353 Sacramento Street, Suite 500, San Francisco, CA 94111; its telephone number at that address is
(415) 397-7782.


                                          3.

                                     RISK FACTORS

    IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

HISTORY OF LOSSES

    The Company was founded in 1989 and, until 1993, sold its products primarily to grocery and club stores in California. In 1993 and 1994, the Company shifted its focus to the establishment and expansion of restaurant operations and franchises through two wholly-owned subsidiaries of the Company, which opened as many as 41 restaurants in California, Colorado and Washington. However, due to the lower than expected revenues from some of the restaurants, which contributed in part, to the losses reflected in 1994 and the first two quarters of 1995, the Company decided in July 1995 to close or sell at least 28 of such restaurants operated by one of its subsidiaries.

    At December 31, 1995, the Company had an accumulated deficit of approximately $25 million. In addition, while the Company achieved net income of approximately $177,000 and $250,000 in the fiscal years ended December 31, 1992 and 1993, respectively, the Company experienced net losses of approximately $3 million for the fiscal year ended January 1, 1995 and $22 million for the fiscal year ended December 31, 1995, which included a restructuring charge of $6,822,300 and an estimated phase-out charge of $2,802,622.

    As noted above, subsequent to the year ended December 31, 1995, the Company decided to discontinue the business of its restaurant and franchise subsidiaries. As a result of this decision, the Company wrote off its entire investment in its restaurant and franchise subsidiaries totaling $7,692,954. The Company has continued to experience net losses in the first two quarters of 1996. There can be no assurance that the Company will be profitable in the quarters or years to come.

EMPHASIS ON GROCERY AND CLUB STORE SALES; NONTRADITIONAL VENUES

    The success of the Company's efforts in its restructured business will depend on a number of factors, including whether grocery and club store chains will continue to expand the number of their stores offering the Company's products and whether the Company can continue to increase the number of grocery and club store chains offering its products. Grocery and club store chains continually re-evaluate the products carried in their stores and no assurance can be given that the chains currently offering the Company's products will continue to do so in the future.

    The success of the Company's nontraditional venues will depend on a number of factors, including whether its foodservice customers who currently serve its gourmet pastas and sauces in sports coliseums, such as the Oakland Coliseum and 3 COM Park (formerly Candlestick Park) in California, will continue to offer the Company's products and whether the Company can continue to procure additional licensing agreements for other venues that utilize the Company's cart/kiosk programs to serve its pasta and sauce products, such as in ski resorts, airports, universities, office buildings and school programs. No assurances can be given that the foodservice customers currently offering the Company's products will continue to do so in the future, that the Company will be able to increase such market penetration or that the Company can continue to expand its cart/kiosk program in the coming years.

DEPENDENCE UPON MAJOR CUSTOMERS

    For the years 1993, 1994 and 1995, Price/Costco and Safeway each accounted for approximately 44% and 22%, 45% and 13%, and 47% and 12%, respectively, of total revenues. No other customer accounted for greater than 10% of the Company's total revenues during this period. The Company currently sells its products to three separate Price/Costco regions which make purchasing decisions independently of one another. These regions re-evaluate, on a regular basis, the products carried in their stores. Through July, 1996, Price/Costco and Safeway accounted for approximately 30% and 9%, respectively, of total revenues. There can be no assurance that these Price/Costco regions will continue to offer Monterey Pasta's products in the future or continue to allocate Monterey Pasta the same amount of shelf space. The loss of or significant decrease in products sold to either of those customers would materially adversely affect the Company's business operations.

COMPETITION

    The Company's business is subject to significant competition. The refrigerated pasta and pasta sauce category is highly competitive and is dominated by a small number of very large national companies, such as Nestle with its Contadina-Registered Trademark- brand, and Kraft, with its DiGiorno-Registered Trademark- brand, along with a number of regional competitors, such as Mallards, Romance and Trios. Regional competitors also include grocery chains such as Safeway that offer private label refrigerated pasta. The national competitors and many of the regional competitors have significantly more brand


                                          4.

name recognition, marketing personnel, and cash resources than the Company. Moreover, competition for shelf space in grocery stores is intense and poses great difficulty for smaller food companies. The Company seeks to compete in the premium segment of the category, by selling high quality, innovative products with flavor and appearance which it believes compare favorably with its competitors' products.

    To date, the Company has benefitted from the marketing efforts of Nestle and Kraft and certain large regional companies. These companies have committed significant financial resources towards advertisement, promotion and development of the refrigerated pasta and pasta sauce category. No assurance can be given that these large companies will continue to expend such resources in the future or that the Company will continue to enjoy such benefits. The Company in the future may be required to incur significantly greater expenses for promotion, advertisement and marketing, which could adversely affect profitability. There can be no assurance that the Company will be able to commit funds to promotion, advertisement and marketing while operating profitably.

    The Company believes that access to substantially greater capital resources coupled with continued expansion of its infrastructure will be key requirements in the Company's efforts to enhance its competitive position and increase its market penetration in the near future. In order to support its expansion program, the Company has developed, and is continuing to develop, a significant corporate infrastructure including the hiring of senior management, operations, accounting and other personnel. There can be no assurance that the Company will be able to increase its net revenues from grocery and club stores, national food service distributors/contract feeders and nontraditional venues to the degree expected. Because the Company will continue to make substantial expenditures associated with the expansion of its business, the Company's results of operations will be negatively affected.

GOVERNMENT REGULATION

    The Company is subject to various federal, state and local regulations relating to cleanliness, maintenance of food production equipment, food storage, cooking and cooling temperatures and food handling, and is subject to unannounced on-site inspections of production facilities. As a producer and distributor of foods, the Company is subject to the regulations of the U.S. Food and Drug Administration, state food and health boards and local health boards for the production, handling, storage, transportation, labeling and processing of food products. Regulations in new markets and future changes in existing regulations may adversely impact the Company by raising the cost of production and delivery of pasta and pasta sauces and/or by affecting the perceived healthfulness of the Company's products. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves. The Company is not aware of any currently existing facts or circumstances that would cause it to fail to comply with any of the regulations to which it is currently subject.

CAPITAL REQUIREMENTS

    The Company required additional capital in 1995 and, to date, in 1996 to continue to meet its expected growth needs and to finance its operations and restructuring plans.

    In April and May 1996, the Company received approximately $4,000,000 from its sale of 916,000 shares in a private offering to accredited investors at $4.375 per share. The shares of common stock are restricted securities with registration rights and certain of such shares are included in the Shares being offered hereby. Purchasers of the common stock agreed not to sell such shares for one year from the date of purchase without the consent of the placement agent. Spelman & Co., Inc. acted as placement agent (the "Placement Agent") on a "best efforts, "any or all" basis. The Placement Agent received no cash commissions in the offering but received warrants to purchase one share of common stock for each $10 in shares sold, exercisable at a price of $6.50 per share, for a term of seven years. Warrants for 400,750 shares have been issued, and the shares underlying such warrants are included in the Shares being offered hereby. The net proceeds from the offering have been used by the Company for advertising, marketing, promotion, capital equipment and working capital.

    In August 1996 the Company sold 3,000 shares of Series A Convertible Preferred Stock and 500 shares of Series B Convertible Preferred Stock at a price of $1,000 per share, with aggregate gross proceeds of approximately $3,500,000 to be used for capital expenditures, working capital and other general corporate purposes. Such Preferred Stock is convertible 90 days after issuance and may be converted into the Shares offered by this Prospectus at 80% of the market value of the Company's Common Stock and sold at any time.

    There can be no assurance that the Company will not require additional financing or, if the Company requires additional financing, that it will secure adequate financing on satisfactory terms when needed.


                                          5.

DECLINE IN INDUSTRY

    Industry sources report that from 1987 to 1992, the refrigerated pasta sauce category experienced dramatic double digit growth as major players, Nestle and Kraft, rolled out their brands nationally with strong advertising and promotional support. The refrigerated pasta and pasta sauce category has experienced modest single digit declines since 1992. No assurance can be given that the fresh pasta and pasta sauce category will experience any further growth.

NEW PRODUCTS

    The Company is investing resources into expanding its existing product lines and developing new products and product lines. The Company's goal is to introduce new products on a timely and regular basis to maintain customer interest. There can be no assurance that such investment of resources will result in successful new products or product lines or that new products can be developed and introduced on a timely and regular basis. If the Company's new products are not successful, the Company's grocery and club store and food service sales may be adversely affected as customers seek new products.

DISTRIBUTION

    The Company's success depends upon an effective system of distribution for its products. The Company uses its direct store delivery system ("DSD") to deliver its products in Northern California. To distribute its products to other parts of the country, the Company uses common carriers. The dependence on other companies for delivery of its products poses a risk to the Company, particularly as the Company increases its distribution to the eastern United States. While this method of delivery has been reliable and available at acceptable rates thus far, there can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future or that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry.

PRODUCTION FACILITY

    The Company currently produces and distributes its pasta and pasta sauce products for its grocery and club store and food service accounts from its production facility in Monterey County, California, which was expanded from 10,000 square feet to 37,666 square feet in March 1995. The Company expects that the present facility will be adequate to accommodate the Company's growth needs for 1996. There can be no assurance, however, that this facility will be adequate to meet future demand for the Company's products. Furthermore, since the Company's business is heavily dependent upon production and delivery from one production facility, adverse weather, natural disasters such as earthquakes, local strikes and other occurrences may have a severe adverse impact upon the Company's operations. The Company develops its manufacturing schedules in accordance with sales forecasts with the result that it may incur additional fixed manufacturing expenses in anticipation of sales increases. In the event that such sales increases are not achieved or such forecasts prove to be inaccurate, such increased manufacturing expenses would negatively affect the Company's profitability. There can be no assurance that the Company will sell enough products to cover its production and operating costs.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company's grocery and club store accounts are expected to experience minor seasonal fluctuations. The Company's business in general may be affected by a variety of other factors, including, but not limited to, general economic trends, competition, marketing programs and special or unusual events. Such effects, however, may not be apparent in the Company's operating results during a period of significant expansion.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a large extent upon the continued services of key managerial, sales and marketing employees, the majority of whom were recently hired by the Company. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company. The Company believes that its future success depends on its continuing ability to attract and retain highly qualified, managerial, marketing and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain such personnel. If the Company is unable to retain new personnel, the Company's business, financial condition and results of operations may be materially adversely affected.


                                          6.

CONTROL BY CURRENT STOCKHOLDERS

    As of July 31, 1996, the management and directors of the Company owned approximately 18% of the issued and outstanding shares of common stock. In addition, the Company has an option plan pursuant to which options for up to 1,740,000 shares of the Company's common stock may be granted to its officers and employees. As of July 31, 1996, options for approximately 1,359,364 shares of the Company's common stock were outstanding to its officers and employees.

POSSIBLE VOLATILITY OF STOCK PRICES

    The market price of the Company's common stock has been and may continue to be volatile. Fluctuations in the Company's quarterly operating results or other announcements by the Company or its competitors may have a significant impact on the market price of the Company's stock. In addition, market prices for securities of many emerging and small capitalization companies have experienced wide fluctuations in response to variations in general economic indicators and conditions, as well as other factors beyond the control of the Company and unrelated to the Company's operations or performance.

SHARES ELIGIBLE FOR FUTURE SALE

    As of July 31, 1996, 8,713,911 shares of the Company's common stock were issued and outstanding, substantially all of which are either freely tradeable without restriction or further registration under the Securities Act or saleable in the public market pursuant to Rule 144 or 701 under the Securities Act.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary, routine litigation incidental to the Company's business, to which the Company is a party or to which any of its property is subject. As noted above, the Company sold Upscale Food Outlets, Inc. ("UFO"), which was a defendant in approximately 14 lawsuits relating to restaurants closed in the second and third quarters of 1995. The Company anticipates that UFO will continue to have responsibility for such litigation. Although there can be no assurance given as to the results of such legal proceedings, based upon information currently available to management, the Company does not believe that its potential liability with respect to these proceedings will have a material adverse effect on its financial position or results of operations.

GENERAL LIABILITY AND COMMERCIAL INSURANCE; PRODUCT LIABILITY INSURANCE

    Although the Company carries general liability, product liability and commercial insurance, there can be no assurance that this insurance will be adequate to protect the Company against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on the financial condition of the Company. There can be no assurance that the Company will be able to maintain this insurance on reasonable terms.

TRADEMARKS AND SERVICE MARKS

    The Company has registered the "Monterey Pasta Company" name and logo design with the United States Patent and Trademark Office. There can be no assurance that competitors will not adopt similar names or logo designs outside the protection of the Company's trademark registration.

ABILITY TO ISSUE PREFERRED STOCK; REGISTRATION RIGHTS AND WARRANTS

    The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend, liquidation, conversion, voting, redemption or other rights without any further vote or action by the stockholders, which rights could adversely affect the voting power or other rights of the holders of common stock. As indicated above, the Company has issued to certain of the Selling Stockholders 3,500 shares of Preferred Stock at a price of $1,000 per share ("Preferred Stock"), which are convertible into shares of common stock of the Company. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of such Preferred Stock and any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock, has other rights, including economic rights


                                          7.

senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

    The Company has issued warrants to Franklin-Lord, Inc., the representative of the underwriters in the Company's initial public offering in December 1993, and three affiliates of Franklin-Lord (the "Franklin-Lord Warrants"), which are exercisable at any time through December 7, 1998, to purchase up to an aggregate of 205,000 shares of common stock for $8.40 per share. The exercise of the Franklin-Lord Warrants will further dilute the ownership interest of the holders of common stock. The holders of the Franklin-Lord Warrants also received piggy-back registration rights and one demand registration right which also may be exercised through December 7, 1998.

    The Company also issued warrants to purchase one share of the Company's common stock, for each $10 in shares sold, exercisable at a price of $6.50 per share, for a total of 400,750 shares, for a term of seven years, to Spelman & Co., Inc. (the "Placement Agent"), in connection with its services in soliciting and obtaining purchasers of 916,000 shares of the Company's common stock, in April 1996. Such Placement Agent warrants ("Placement Agent Warrants") provide for piggy-back registration rights at any time until May 1, 2003 and one demand registration right for a term of three years. The exercise of the Placement Agent Warrants will further dilute the ownership interest of the holders of common stock. The shares underlying such Placement Agent Warrants are included in the Shares being offered hereby.

LACK OF DIVIDENDS

    The Company has never paid any cash dividends on its capital stock. The Company presently intends to retain future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. Additionally, the terms of the Company's bank credit facility obtained in December 1995 prohibit the payment of cash dividends on its capital stock.


                                   MATERIAL CHANGES

REINCORPORATION IN DELAWARE

    On August 7, 1996, the Company changed its state of incorporation from California to Delaware. In connection with the reincorporation, the Company increased the number of shares of common stock authorized from 20,000,000 to 70,000,000 and decreased the number of shares of Preferred Stock authorized from 5,000,000 to 1,000,000. The Delaware Certificate of Incorporation and Bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding voting stock of the Company, voting together as a single class. Under the Delaware Certificate of Incorporation and Bylaws, the Company's stockholders do not have the ability to act by written consent without a meeting of the stockholders, nor do they have the right to cumulative voting for directors.

    In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Section 203 may have the effect of delaying, deferring or preventing a change in control of the Company and limit the flexibility of stockholders to determine the composition of the Company's Board of Directors or make other changes, even in circumstances where a majority of the stockholders may desire change. Further, certain other provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

ADOPTION OF SHAREHOLDER RIGHTS PLAN

    As disclosed by the Company's Form 8-A and its Current Report on Form 8-K filed with the Commission on May 28, 1996, the Company adopted a shareholder rights plan pursuant to a Rights Agreement dated as of May 15, 1996 with Corporate Stock Transfer, as rights agent (the "Rights Agreement"). The Company declared a dividend of one right for each outstanding share of common stock of the Company, payable on May 20, 1996, to shareholders


                                          8.

of record on that date. If the rights under the Rights Agreement are not exercised, such rights will expire on the earliest of (i) December 31, 2004,
(ii) redemption by the Company or (iii) consummation of a Permitted Offer (defined as full tender offer approved by a majority of the Company's outside directors) on terms that are fair to the Company's stockholders.

ADOPTION OF EMPLOYEE BENEFITS PLAN

    In July 1996, the Company established a voluntary defined contribution 401(k) plan to be effective as of January 1996 that covers all employees that are not covered by a collective bargaining agreement, which includes all of the Company's employees, beginning on the first day of the calendar quarter after having completed six months of service. The plan allows for employer matching contributions. The Company is currently matching fifty percent (50%) of the first six percent (6%) contributed by employees. Employee and employer matching contributions are one hundred (100%) percent vested. The plan also provides for a voluntary profit sharing contribution by the Company at its election based on the eligible employees salary as a percent of total eligible salaries. Profit sharing contributions vest over five years at twenty percent (20%) per year.

AMENDMENT OF STOCK OPTION PLAN

    Effective August 1, 1996, the Company amended its First Amended and
Restated 1993 Stock Option Plan to increase the number of shares of common stock reserved for issuance upon exercise of options granted thereunder from 1,200,000 to 1,740,000.

                                 SELLING STOCKHOLDERS

    In August 1996, the Company issued 3,500 shares of Preferred Stock at
$1,000 per share to certain Selling Stockholders in a private offering pursuant to an exemption from registration under the Securities Act and exemptions available under applicable state securities laws and regulations. In connection therewith, the Company granted such Selling Stockholders registration rights pursuant to a Registration Rights Agreement. Pursuant to the terms of such Registration Rights Agreement the Company has prepared this Prospectus.

    The Preferred Stock is convertible into shares of common stock of the Company at any time commencing 90 days after the date of issuance and within two
(2) years of such date of issuance. The conversion price is computed at 80% of the average closing bid prices of the Company's common stock as quoted on NASDAQ for the five-day trading period ending on the day prior to the date of conversion, and such price may not be greater than $9.00 per share. The Company shall have the right to redeem the Preferred Stock in whole or in part (i) at 115% of the subscription price at any time prior to 90 days from the closing date and (ii) at 120% of the subscription price at any time thereafter. The Preferred Stock has a cumulative dividend of $40.00 per annum per share, accruing from the date of issuance and payable quarterly out of funds legally available for such purpose.

    In connection with a private offering in April and May 1996, the Company entered into Registration Rights Agreements with each of the purchasers of the shares, which entitle each holder to include his or her or its shares in any registration of the Company's securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights. All of the participants in such private offering have elected to include their shares in this Prospectus. Notwithstanding the inclusion of such shares in this Propectus such shares cannot be sold for one year from the date of issuance without the Placement Agent's prior written consent. As discussed under "Ability to Issue Preferred Stock; Registration Rights and Warrants" above, the holders of the twelve Placement Agent Warrants have requested that the shares underlying such warrants, which aggregate 400,750 shares, be included in this Prospectus, pursuant to Section 3 of each Placement Agent Warrant executed by each respective holder and the Company. The exercise of the Placement Agent Warrants will further dilute the ownership interest of holders of the Company's common stock.

    The following table sets forth the number of shares of the Company's common stock which each Selling Stockholder owned as of July 31, 1996 or will have the right to acquire upon conversion of the Preferred Stock and the number of shares of the Company's common stock being registered on behalf of each Selling Stockholder.


                                          9.

                                         Shares
                                    Beneficially Owned           Shares
Selling Stockholder                  Prior to Offering       Being Registered
- -------------------                 ------------------       ----------------

GFL Performance Fund Limited(1)           1,100,000              1,100,000

Pangaea Fund Limited(1)                     200,000                200,000

Scott Coyle                                 122,978.5              122,978.5

Lincoln Heritage Life Insurance
Company                                     115,000                115,000

Infinity Fund L.P.                          100,000                100,000

Sunbeam Ventures                            100,000                100,000

Paul B. Sigfusson and Becky B. Sigfusson    100,000                100,000

Spelman & Co., Inc.                          67,882                 67,882

T.P.B. Investment Limited Partnership        50,000                 50,000

Bradley T. Shaw                              71,241                 71,241

Daniel J. Gallery                            35,500                 10,000

Madsen Specialties, Inc.                     30,000                 30,000

Howard Falco                                 29,314                 29,314

William R. Maines                            25,000                 25,000

Monica Koechlin                              23,000                 23,000

Vernon & Grace Thomsen, Inc.                 22,000                 22,000

James K. Farrelly                           142,978.5              142,978.5

James M. Carrazza                            20,429                 20,429

Lyonshare Venture Capital                    15,000                 15,000

Harry A. and Lynda H. Khasigian,
Trustees f/b/o Khasigian Revocable
Living Trust dated 7-24-91                   15,000                 15,000

Nicholas Rizzo and Lori Rizzo,
Co-Trustees for Trust Account
dated 11-7-94                                12,500                 12,500

Lori Rizzo                                   12,500                 12,500

Glen C. Cook                                 12,000                 12,000

Glen C. Cook IRA                             12,000                 12,000

T. Charles Fial                              11,000                 11,000

Jeffrey T. Bartlett and
Adelynn R. Bartlett                          10,000                 10,000

Bert & Sandra Coyle                          10,000                 10,000

Phoenix Metropolitan Investors, Ltd.         10,000                 10,000

Rainwater Ltd.                               10,000                 10,000

The 1990 Dean Family Revocable
Trust UA May 1, 1990                         20,000                 10,000

Greg Stoia                                   10,143                 10,143

Christopher G. Gillam                        10,000                 10,000

Ronald J. Faust                              10,000                 10,000

Lanny B. Lahr                                10,000                 10,000

Sharon H. Semple                             10,000                 10,000

The Moone Family Trust Established 1986      10,000                 10,000

Greg K. Smith                                 6,625                  6,625

NBD Bank, Trustee for Alfred J.
Zacker HR-10 Profit Sharing Plan              6,000                  6,000

Blackhawk Corporation                         5,323                  5,323


                                         10.

                                         Shares
                                    Beneficially Owned           Shares
Selling Stockholder                  Prior to Offering       Being Registered
- -------------------                 ------------------       ----------------

Lanny Stout                                   5,143                  5,143

Vincenzo Mammana                              5,000                  5,000

Steven L. Chinskey and
Faith H. Chinsky                              5,000                  5,000

Thomas G. & Susan E. Lusty                    5,000                  5,000

John E. Cramer, Trustee f/b/o                 5,000                  5,000
John E. Cramer Defined
Benefit Plan dated 12-28-85

Richard C. Feinberg                           5,000                  5,000

Dwight & Judy Hiscox                          5,000                  5,000

Charles Edward Hikes III                      5,000                  5,000

Donohue Bunch & Nancy Bunch                   5,000                  5,000

Satoru Niimoto                                5,000                  5,000

Vestal Venture Capital                        5,000                  5,000

Howard S. Falco Profit Sharing Plan           4,000                  4,000

Marshall C. Stevens and
Kimberly Stevens                              4,000                  2,000

Gary Falco                                    2,500                  2,500

Ann McCarty                                   2,500                  2,500

Robert J. Otto and Lynn Ann Otto
1985 Trust Dated 12/23/85                     2,000                  2,000

Gary A. Parsons                               2,000                  2,000

James V. Stoia                                2,000                  2,000

Steve Mallia                                  1,286                  1,286

Anthony W. Giannini                             500                    500

Carolyn Mar                                     230                    230
                                              -----                  -----

                              Total:      2,659,573              2,622,073

(1) The Certificate of Designations designating the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock provides that GFL Performance Fund Limited and Pangaea Fund Limited may not convert the Preferred Stock at any time to acquire a number of shares of common stock in excess of that number which would result in beneficial ownership of more than 4.9% of the Company's outstanding common stock at any time.

    Because the Selling Stockholders may offer all or some of the shares of common stock which they hold pursuant to the offering contemplated by this Prospectus, and because such offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by the Selling Stockholders after completion of such offering.

    Norman E. Dean is Trustee of the 1990 Dean Family Revocable Trust UA May 1990, a Selling Stockholder, and is the President, Chief Executive Officer and a director of the Company. E. Michael Moone is Trustee of the Moone
Family Trust established 1986, and he, Daniel J. Gallery and Christopher G. Gillam, each a Selling Stockholder, are directors of the Company. Marshall C. Stevens, a Selling Stockholder, is Senior Vice President of Manufacturing of the Company. Robert J. Otto, a Selling Stockholder, is Executive Vice President of the Company. Carolyn Mar, a Selling Stockholder, is the Vice President-Legal Affairs and Secretary of the Company.

                                 PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Stockholders that they may sell all or a portion of the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and on terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that the Selling Stockholders will offer or sell any or all of the Shares registered hereunder.


                                         11.

    The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless such Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

    The Shares registered hereby are being registered pursuant to Registration Rights Agreements and Warrants between the Selling Stockholders and the Company. Pursuant to such Registration Rights Agreements and Warrants the Company has agreed to bear certain expenses of registration of the Shares under the Securities Act. In addition, the Registration Rights Agreements provide for cross-indemnification and contribution of the Company and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part hereof effective for up to thirty (30) months following the date on which such Registration Statement becomes effective. The Company intends to de-register any of the Shares not sold by the Selling Stockholder at the end of such thirty
(30) month period.


                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.


                                    LEGAL MATTERS

    The legality of the Shares is being passed upon by Graham & James LLP, a California registered limited liability partnership including professional corporations, San Francisco, California.


                                       EXPERTS

    The consolidated financial statements for the year ended December 31, 1995 of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A, have been audited by Deloitte & Touche LLP, independent public auditors, as set forth in their report which is incorporated herein by reference in reliance upon such report given upon their authority of such firm as experts in auditing and accounting.

    The consolidated financial statements for the years ended December 31, 1993 and January 1, 1995 of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein, and are incorporated herein by reference in reliance upon such report of said firm as experts in auditing and accounting.

    As disclosed in the Company's Current Reports on Form 8-K filed on December 26, 1995 and December 27, 1995, the Company engaged Deloitte & Touche LLP to serve as its independent public accountants, replacing Arthur
Andersen LLP, who resigned as the Company's independent public accountants. The reports of Arthur Andersen LLP on the financial statements of the Company neither contained any adverse opinion or disclaimer of opinion nor were qualified or modified as to uncertainty, audit scope or accounting principles. The Company's Current Reports on Form 8-K referenced above set forth the only disagreements between the Company and Arthur Andersen LLP with respect to any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference


                                         12.

to the subject matter of the disagreement in its report. Such matters were resolved to the satisfaction of Arthur Andersen LLP.


                                         13.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                                   2,622,073 SHARES



                                MONTEREY PASTA COMPANY


                                     COMMON STOCK



                            -----------------------------

                                      PROSPECTUS

                            -----------------------------







                            -----------------------------


                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information. . . . . . . . . . . . . . . . . . . . . .              2
Incorporation of Certain
  Documents by Reference . . . . . . . . . . . . . . . . . . . .              2
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . .              2
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . .              3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .              4
Material Changes . . . . . . . . . . . . . . . . . . . . . . . .              8
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . .              9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .             11
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .             12
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . .             12
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             12

                                ----------------------


                                   August   , 1996

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and the NASD filing fee. The Company intends to pay all expenses of registration, issuance and distribution, excluding Underwriter's discounts and commissions, with respect to the Shares being sold by the Selling Stockholders.

                                                            Amount to
                 Item                                        be Paid
- ------------------------------                              ---------

SEC Registration Fee . . . . . . . . . . . . . . . . .       $  4,973
NASD Registration Fee. . . . . . . . . . . . . . . . .         17,500
Printing and Engraving Expenses. . . . . . . . . . . .          5,000
Legal Fees and Expenses. . . . . . . . . . . . . . . .         10,000
Accounting Fees and Expenses . . . . . . . . . . . . .         20,000
Blue Sky Fees and Expenses . . . . . . . . . . . . . .          5,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . .          5,000
                                                             --------
     Total . . . . . . . . . . . . . . . . . . . . . .       $ 67,473
                                                             --------
                                                             --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law and applicable law. The Registrant has also entered into indemnification agreements with each of its officers and directors and certain employees providing for indemnification of such officers and directors by the Company to the maximum extent permitted by law.


ITEM 16.  EXHIBITS.

The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER   EXHIBIT TITLE

2.1 Agreement and Plan of Merger dated August 7, 1996 by and between Monterey Pasta Company, a California corporation and Monterey Pasta Company, a Delaware corporation (incorporated by reference from Exhibit A to the Company's Proxy Statement for the Special Meeting of Shareholders held on August 1, 1996, filed with the Securities and Exchange Commission on June 27, 1996).

3.1 Certificate of Incorporation dated August 1, 1996 (incorporated by reference from Exhibit B to the Company's Proxy Statement for the Special Meeting of Shareholders held on August 1, 1996, filed with the Securities and Exchange Commission on June 27, 1996).

3.2 Certificate of Designations of Series A Convertible Preferred Stock (incorporated by reference from Annex I to the Subscription Agreement dated July 31, 1996, filed as Exhibit

         4.1 herewith).

3.3 Certificate of Designations of Series B Convertible Preferred Stock (incorporated by reference from Annex I to the Subscription Agreement dated August 9, 1996, filed as Exhibit 4.3 herewith).

3.4 Bylaws (incorporated by reference from Exhibit C to the Company's Proxy Statement for the Special Meeting of Shareholders held on August 1, 1996, filed with the Securities and Exchange Commission on June 27,
         1996).

4.1      Subscription Agreement, dated as of July 31, 1996.

4.2      Registration Rights Agreement, dated as of July 31, 1996.

4.3      Subscription Agreement, dated as of August 9, 1996.

4.4      Registration Rights Agreement, dated as of August 9, 1996.

4.5 Form of Warrant for purchase of the Company's Common Stock, dated as of July 1, 1996.

5.1      Opinion and Consent of Graham & James LLP.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Arthur Andersen LLP.

23.4     Consent of Graham & James LLP (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

A.  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 21, 1996.


                                       MONTEREY PASTA COMPANY



                                       By: /s/ NORMAN E. DEAN
                                           -----------------------------------
                                             Norman E. Dean
                                             President and Chief Executive
                                             Officer



                                  POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below, hereby constitute and appoint Norman E. Dean and Carolyn Mar, jointly and severally, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                     Title                              Date
    ---------                     -----                              ----

/s/ NORMAN E. DEAN      President, Chief Executive Officer
- ----------------------- and Director (Principal Executive       August 21, 1996
Norman E. Dean          Officer


/s/ STEPHEN J. KENNEDY  Chief Financial Officer (Principal      August 21, 1996
- ----------------------- Financial Officer and Principal
Stephen J. Kennedy      Accounting Officer)

/s/ CHARLES B. BONNER   Director                                August 21, 1996
- -----------------------
Charles B. Bonner

/s/ DANIEL J. GALLERY   Director                                August 21, 1996
- -----------------------
Daniel J. Gallery

/s/ CHRISTOPHER GILLAM  Director                                August 21, 1996
- -----------------------
Christopher Gillam

/s/ FLOYD R. HILL       Director                                August 21, 1996
- -----------------------
Floyd R. Hill

/s/ E. MICHAEL MOONE    Director                                August 21, 1996
- -----------------------
E. Michael Moone

/s/ LANCE H. MORTENSEN  Director                                August 21, 1996
- -----------------------
Lance H. Mortensen

/s/ TIMOTHY J. RYAN     Director                                August 21, 1996
- -----------------------
Timothy J. Ryan

                                  INDEX TO EXHIBITS
EXHIBIT                                                         SEQUENTIALLY
NUMBER             EXHIBIT                                      NUMBERED PAGE
- ------             -------                                      -------------

2.1      Agreement and Plan of Merger dated August 7, 1996 by        **
         and between Monterey Pasta Company, a California corporation and Monterey Pasta Company, a Delaware corporation (incorporated by reference from
         Exhibit A to the Company's Proxy Statement for the
         Special Meeting of Shareholders held on August 1,
         1996, filed with the Securities and Exchange
         Commission on June 27, 1996).

3.1      Certificate of Incorporation dated August 1, 1996           **
         (incorporated by reference from Exhibit B to the Company's Proxy Statement for the Special Meeting of Shareholders held on August 1, 1996, filed with the Securities and Exchange Commission on June 27,
         1996).

3.2      Certificate of Designations of Series A Convertible         **
         Preferred Stock (incorporated by reference from Annex I to the Subscription Agreement dated July
         31, 1996, filed as Exhibit 4.1 herewith).

3.3      Certificate of Designations of Series B Convertible         **
         Preferred Stock (incorporated by reference from Annex I to the Subscription Agreement dated August
         9, 1996, filed as Exhibit 4.3 herewith).

3.4      Bylaws (incorporated by reference from Exhibit C            **
         to the Company's Proxy Statement for the Special
         Meeting of Shareholders held on August 1, 1996, filed with the Securities and Exchange Commission on June 27, 1996).

4.1      Subscription Agreement, dated as of July 31, 1996.

4.2      Registration Rights Agreement, dated as of July
         31, 1996.

4.3      Subscription Agreement, dated as of August 9,
         1996.

4.4      Registration Rights Agreement, dated as of August
         9, 1996.

4.5      Form of Warrant for purchase of the Company's
         Common Stock dated as of July 1, 1996.

5.1      Opinion and Consent of Graham & James LLP.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Arthur Andersen LLP.

23.4     Consent of Graham & James LLP (included in Exhibit
         5.1.)

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration
         Statement).

- ---------------------

**  Previously filed and incorporated herein by reference.